MUNIYIELD CALIFORNIA INSURED FUND, INC.

FILE # 811-6692

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
6/10/04	San Jose Calif. Airport 5% 3/1/28	11,000,000	4,135,000	Citigroup
8/20/04	San Diego Unified School District 5% 7/1/29	501,251,373	5,760,000	Bank of America